Exhibit 99.1

Dialog Semiconductor to Acquire Adesto Technologies, Broadening Presence in the Industrial Internet of Things Market (IIoT)

Adds differentiated cloud-connected solutions driving Industry 4.0 adoption

Diversifies customer base adding industrial sales channel

Expects to be EPS accretive in the first calendar year after close

Annual cost synergies of approximately $20 million expected, in addition to considerable revenue synergies

London, February 20, 2020 – Dialog Semiconductor plc (XETRA:DLG), a leading provider of power management, charging, AC/DC power conversion, Wi-Fi and Bluetooth® low energy technology, and Adesto Technologies Corporation (“Adesto”) (NASDAQ:IOTS), a leading provider of innovative custom integrated circuits (ICs) and embedded systems for the Industrial Internet of Things (IIoT) market, today announced they have signed a definitive agreement for Dialog to acquire all outstanding shares of Adesto.

Adesto accelerates Dialog’s expansion into the growing IIoT market that enables smart buildings and industrial automation (Industry 4.0), seamlessly driving cloud connectivity. Headquartered in Santa Clara, California, Adesto has approximately 270 employees and an established portfolio of industrial solutions for smart building automation that fully complements Dialog’s manufacturing automation products. Adesto’s solutions are sold across the industrial, consumer, medical, and communications markets.

“This acquisition substantially enhances our position in the Industrial IoT market,” said Jalal Bagherli, CEO of Dialog. “Adesto’s established strength in connectivity solutions and highly optimized products for building and industrial automation perfectly complements and adds scale to our Industrial IoT portfolio from the recently acquired Creative Chips. Adesto’s deep customer relationships, comprehensive system expertise, and proprietary technology will deliver enhanced value for Dialog customers.”

“Together with Dialog, we are positioned to create unique Industrial IoT solutions through the integration of our best-in-class technologies for today’s increasingly connected world,” added Adesto’s CEO, Narbeh Derhacobian. “We are extremely pleased to join Dialog to bring more value to our combined customer base.”

Benefits of Transaction

Bringing Dialog and Adesto together creates a complementary product portfolio for servicing a broad customer base in growth segments of the industrial market and enables cross-selling.

The combination:

•	Scales Dialog’s IIoT sector capabilities by combining industrial connectivity, smart metering and building automation solutions, and access to more than 5,000 customers, the majority of which are new for Dialog

•	Complements Adesto’s industrial wired connectivity portfolio with Dialog’s wireless portfolio (BLE, Wi-Fi) for smart building and industrial applications. Cloud-connectivity adds further differentiation to Dialog’s existing Industrial solutions

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•	Enables full system solutions for wearables, hearables, and other IoT applications by combining Adesto’s low-power specialty memory products with Dialog’s BLE & Wi-Fi connectivity and True Wireless Stereo (TWS) Audio ICs

•	Unlocks future growth in the Automotive market by qualifying Adesto’s specialty memory products by leveraging Dialog’s established Automotive production and test flow. Additionally, these products address the emerging, fast-growing Artificial Intelligence (AI) segment

•	Adds engineering and design scale to expand Dialog’s existing custom IC business making Dialog one of the largest custom analog mixed-signal semiconductor providers

Transaction Structure and Terms

Dialog will acquire Adesto for $12.55 per share in cash, or for approximately $500 million enterprise value. The deal will be funded from Dialog’s balance sheet.

The transaction is expected to be EPS accretive1 for Dialog within the first calendar year following close. Dialog expects annual cost synergies of approximately $20 million within the first calendar year of close across the combined company. Dialog also anticipates considerable additional revenue synergies given the complementary nature of the product portfolios and technology. Adesto expects to report FY 2019 revenue of approximately $118 million and continued revenue growth is anticipated over the next few years.

The transaction is subject to certain regulatory approvals and customary closing conditions and is expected to close in the third quarter of 2020.

The Board of Directors of Adesto has unanimously approved the transaction and recommends that Adesto stockholders vote in favor of the transaction, and directors and executive officers of Adesto have agreed to vote their shares in favor of the transaction.

Hogan Lovells is serving as Dialog’s legal counsel, while BMO Capital Markets is serving as financial advisor. Fenwick & West LLP is serving as legal counsel for Adesto, with Cowen & Company, LLC serving as financial advisor.

Conference Call Information:

Dialog will host a conference call on Thursday, February 20 at 10:00 a.m. CET / 9:00 a.m. UK. A link to the webcast is available at https://webcast.openbriefing.com/dialog-feb2020/.

Participants can pre-register at www.incommuk.com/customers/dialogsemiconductorcall to receive access details via email. Additionally, conference call information is below.

Germany (Local): 0322 2109 8334

United Kingdom: 0800 640 6441

United Kingdom (Local): 020 3936 2999

United States: 1 855 979 6654

United States (Local): 1 646 664 1960

All other locations: +44 20 3936 2999

Access code: 863503 (Participants will be greeted by an operator who will register their details.)

NOTES

1 Financial performance measures are underlying

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For further information, please contact the following representatives.

Dialog Investor Relations Contacts:	Dialog Media Contact:

Jose Cano

Head of Investor Relations

Dialog Semiconductor

Phone: +44 (0)1793 756 961

jose.cano@diasemi.com

UK – Matt Dixon

FTI Consulting London

Phone: +44 (0)2037 271 137

matt.dixon@fticonsulting.com

Germany – Anja Meusel

FTI Consulting Frankfurt

Phone: +49 (0)69 9203 7120

anja.meusel@fticonsulting.com

US – Antonia Gray

FTI Consulting New York

Phone: +1 (212) 850-5663

antonia.gray@fticonsulting.com

Mark Tyndall SVP Corporate Development & Strategy Dialog Semiconductor Phone: +1 (408) 845-8520 mark.tyndall@diasemi.com Web: www.dialog-semiconductor.com Twitter: @DialogSemi

Adesto Investor Relations Contact:	Adesto Media Contact:
Joel W. Achramowicz Managing Director Shelton Group Phone: +1 (415) 845-9964 sheltonir@sheltongroup.com	Jen Bernier-Santarini VP, Corporate Communications Adesto Technologies Phone: +1 (650) 336-4222 jen.bernier@adestotech.com

About Dialog Semiconductor

Dialog Semiconductor is a leading provider of integrated circuits (ICs) that powers the Internet of Things and Industry 4.0 applications. Dialog solutions are integral to some of today’s leading smartphones and the enabling element for increasing performance and productivity on the go. From making smartphones more power efficient and shortening charging times, enabling home appliances to be controlled from anywhere, to connecting the next generation of wearable devices, Dialog’s decades of experience and world-class innovation help manufacturers get to what’s next.

Dialog operates a fabless business model and is a socially responsible employer pursuing many programs to benefit the employees, community, other stakeholders and the environment it operates in. Dialog is headquartered near London with a global sales, R&D and marketing organization. In 2019, it had approximately $1.4 billion in revenue and is consistently one of the fastest growing European public semiconductor companies. It currently has approximately 2,000 employees worldwide. The company is listed on the Frankfurt (FWB: DLG) stock exchange (Regulated Market, Prime Standard, ISIN GB0059822006) and is a member of the German MDAX and TecDax indices.

For more information, visit www.dialog-semiconductor.com.

About Adesto Technologies Corporation

Adesto Technologies Corporation (NASDAQ:IOTS) is a leading provider of innovative application-specific semiconductors and embedded systems for the Industrial IoT. The company’s technology is used by a broad industrial customer base worldwide. With its growing portfolio of high-value technologies, Adesto is helping its customers usher in the era of the Internet of Things.

For more information, visit www.adestotech.com or follow Adesto on Twitter.

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Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. In some cases, you can identify these forward-looking statements by the use of terms such as “expect,” “will,” “continue,” or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to: any statements regarding the expected timing of the completion of the transaction and the benefits of the transaction; the ability of Dialog Semiconductor plc ("Dialog") and Adesto Technologies Corporation ("Adesto") to complete the proposed transaction considering the various conditions to the transaction, some of which are outside the parties’ control, including those conditions related to regulatory approvals; any other statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are inherently uncertain, and are based on information available to each of Dialog and Adesto as of the date hereof and current expectations, forecasts, estimates, and assumptions. A number of important factors and uncertainties could cause actual results or events to differ materially from those described in these forward-looking statements, including without limitation: the failure to satisfy or waive any of the conditions to the consummation of the proposed transaction, including the adoption of the Merger Agreement by Adesto’s stockholders and the receipt of certain governmental and regulatory approvals; matters arising in connection with the parties’ efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the proposed transaction; the risk that the proposed transaction does not close when anticipated or at all; the effects of disruption from the transactions contemplated by the Merger Agreement on Adesto’s or Dialog’s business and the fact that the announcement and pendency of the transaction may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the outcome of any legal proceedings that may be instituted against Adesto or Dialog related to the Merger Agreement or the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; the occurrence of a Material Adverse Effect (as defined in the Merger Agreement); and other risks that are described in the reports of Adesto filed with the Securities and Exchange Commission (the “SEC”), including but not limited to the risks described in Adesto’s Annual Report on Form 10-K for its fiscal year ended December 31, 2018, which was filed with the SEC on March 18, 2019, and Adesto’s Quarterly Reports on Form 10-Q, and that are otherwise described or updated from time to time in other filings with the SEC. All forward-looking statements attributable to Adesto or Dialog, or persons acting on behalf of either, are expressly qualified in their entirety by this cautionary statement. Further, Adesto and Dialog disclaim any obligation to update the information in this communication or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information and Where to Find It

In connection with the proposed acquisition, Adesto will file relevant materials with the SEC, including a preliminary and definitive proxy statement. Promptly after filing the definitive proxy statement, Adesto will mail the definitive proxy statement and a proxy card to the stockholders of Adesto. ADESTO’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Stockholders of Adesto will be able to obtain a free copy of these documents, when they become available, at the website maintained by the SEC at www.sec.gov or free of charge at www.adestotech.com.

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Additionally, Adesto and Dialog will file other relevant materials in connection with the proposed acquisition of Adesto by Dialog pursuant to the terms of the Merger Agreement. Adesto, Dialog and their respective directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Adesto stockholders in connection with the proposed acquisition. Stockholders of Adesto may obtain more detailed information regarding the names, affiliations and interests of certain of Adesto’s executive officers and directors in the solicitation by reading Adesto’s most recent Annual Report on Form 10-K, and the proxy statement for Adesto’s 2019 annual meeting of stockholders, which was filed with the SEC on April 30, 2019. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Adesto’s Investor Relations Website at www.adestotech.com. Information about Dialog’s directors and executive officers is set forth in Dialog’s Annual Report and Accounts 2018. You can obtain free copies of this document by accessing Dialog’s website at https://www.dialog-semiconductor.com. Information concerning the interests of Adesto’s participants in the solicitation, which may, in some cases, be different than those of Adesto’s stockholders generally, will be set forth in the definitive proxy statement relating to the proposed transaction when it becomes available.

Dialog and the Dialog logo are trademarks of Dialog Semiconductor plc or its subsidiaries. All other product or service names are the property of their respective owners. © Copyright 2020 Dialog Semiconductor. All rights reserved.

Adesto and the Adesto logo are trademarks or registered trademarks of Adesto Technologies Corporation or its subsidiaries in the United States and other countries. Other company, product, and service names may be trademarks or service marks of others.

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